As filed with the Securities and Exchange Commission on January 25, 2007

Registration No. 333-112426

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

REDBACK NETWORKS INC.

(Exact name of Registrant as specified in its charter)

Delaware	77-0438443
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

300 Holger Way

San Jose, CA 95134

(408) 750-5000

(Address, including zip code, of principal executive offices)

1999 Stock Incentive Plan

1999 Employee Stock Purchase Plan

(Full Titles of the Plans)

Beth Frensili, Esq.

Vice President and General Counsel

Redback Networks Inc.

300 Holger Way

San Jose, CA 95134

(Name and address of agent for service)

(408) 750-5000

(Telephone number, including area code, of agent for service)

The Registration Statement on Form S-8 (Registration No. 333-112426) (the “Registration Statement”) of Redback Networks Inc. (“Redback”) pertaining to the registration of certain shares of Redback’s common stock, par value $0.0001 per share (“Redback Common Stock”), issuable to eligible employees of Redback under the 1999 Stock Incentive Plan and the 1999 Employee Stock Purchase Plan, to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on February 2, 2004.

Redback, Telefonaktiebolaget LM Ericsson (publ) (“Ericsson”) and Maxwell Acquisition Corporation, an indirect wholly-owned subsidiary of Ericsson (“Purchaser”), entered into an Agreement and Plan of Merger, dated as of December 19, 2006 (the “Merger Agreement”), that provides for, among other things, the merger of Purchaser with and into Redback with Redback surviving as a wholly-owned subsidiary of Ericsson and the conversion of each outstanding share of Redback Common Stock into the right to receive $25.00 in cash (the “Merger”).

On January 24, 2007, Purchaser acquired over 90% of the outstanding Redback Common Stock, and, subsequently effected the Merger pursuant to Section 253 of the General Corporation Law of the State of Delaware. The Merger became effective as specified in a Certificate of Ownership and Merger filed with the Secretary of State of the State of Delaware on January 25, 2007 (the “Merger Date”).

As a result of the Merger, Redback has terminated all offerings of Redback Common Stock pursuant to its existing registration statements, including the Registration Statement. Accordingly, Redback hereby removes from registration all shares of Redback Common Stock registered under the Registration Statement which remain unsold as of the Merger Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on January 25, 2007.

REDBACK NETWORKS INC.

By:	/s/ Thomas L. Cronan, III
Thomas L. Cronan, III
Chief Financial Officer, Senior Vice President of Finance and Administration